FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases Public Offering Price and
Distribution Amount to Maintain 7.50% Yield;
Also Declares Two Regular Cash Distributions to be Paid in May

PHILADELPHIA, PA, May 16, 2012 – On May 15, 2012, FS Investment Corporation (“FSIC”) increased its public offering price from $10.75 per share to $10.80 per share and increased the amount of the regular semi-monthly cash distributions payable to stockholders of record from $0.033594 per share to $0.03375 per share in order to maintain its annual distribution yield at 7.50% (based on the $10.80 public offering price).  In addition, the board of directors of FSIC (the “Board”) declared two regular semi-monthly cash distributions that will be paid in May.

Increase in Share Price and Distribution Amount

The increase in FSIC’s public offering price, which is consistent with previous public guidance provided by FSIC, was effective as of FSIC’s May 16, 2012 semi-monthly closing and first applied to subscriptions received from and after May 1, 2012.  The increase in the semi-monthly distributions to $0.03375 per share will commence with the semi-monthly distribution payable to stockholders of record as of May 30, 2012.

“We are pleased that we’re able to increase our public offering price for the third time in four months,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC.  “As we close our public offering, we are also pleased to maintain our annualized yield for our investors, including those last to invest.”

The purpose of the price increase was to ensure that FSIC’s net asset value per share did not exceed FSIC’s offering price per share, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

Regular Cash Distributions

Also on May 15, 2012, the Board declared two regular semi-monthly cash distributions payable in May.  Both distributions will be paid on May 31, 2012, the first, in the amount of $0.033594 per share, to stockholders of record on May 15, 2012 and the second, at the increased rate of $0.03375 per share, to stockholders of record on May 30, 2012.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $50.8 billion in assets under management as of March 31, 2012, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.